Exhibit 10.3

FORM OF

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

ECOLAB INC.

AND

CHAMPIONX HOLDING INC.

DATED AS OF [●]

TABLE OF CONTENTS

		Page
Article I

DEFINITIONS

Section 1.01	Certain Defined Terms	1

Article II

SERVICES, ACCESS TO FACILITIES AND DURATION

Section 2.01	Services	3
Section 2.02	Access to Facilities	3
Section 2.03	Duration of Services and Access to Facilities	3
Section 2.04	Additional Services and Access to Additional Facilities	5
Section 2.05	Exception to Obligation to Provide Services or Access to Facilities	6
Section 2.06	Standard of the Provision of Services or Access to Facilities	6
Section 2.07	Change in Services or Access to Facilities	6
Section 2.08	Subcontractors	6
Section 2.09	Electronic Access	7
Section 2.10	Title to Intellectual Property	7
Section 2.11	License to Intellectual Property	8
Section 2.12	Professional Advice or Opinions	8

Article III

COSTS AND DISBURSEMENTS

Section 3.01	Costs and Disbursements	8
Section 3.02	Taxes	10
Section 3.03	No Right to Set-Off	10

Article IV

WARRANTIES AND COMPLIANCE

Section 4.01	Disclaimer of Warranties	11
Section 4.02	Compliance with Legal Requirements and Regulations	11

Article V

LIABILITY AND INDEMNIFICATION

Section 5.01	Limitation on Liability	11
Section 5.02	Indemnification by Recipients	12

i

Schedules

Schedule 2.01(a)	Everest Provided Services
Schedule 2.01(b)	Newco Provided Services
Schedule 2.02(a)	Everest Provided Facilities
Schedule 2.02(b)	Newco Provided Facilities

ii

FORM OF

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [●] (the “Closing Date”), is entered into by and between Ecolab Inc. (“Everest”), a Delaware corporation, and ChampionX Holding Inc. (“Newco”), a Delaware corporation. “Party” or “Parties” means Everest or Newco, individually or collectively, as the case may be.

WHEREAS, the Parties are parties to that certain Separation and Distribution Agreement, dated December 18, 2019 (the “Separation Agreement”); and

WHEREAS, pursuant to the Separation Agreement, certain services are to continue to be provided by Everest to Newco and by Newco to Everest after the Closing Date upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Certain Defined Terms.

(a)    Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings as in the Separation Agreement.

(b)    The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Athena” means Apergy Corporation, a Delaware corporation.

“Everest Provider” means Everest or a Provider that is a member of the Everest Group.

“Force Majeure” means, with respect to a Party, an event beyond the reasonable control of such Party, including acts of God, storms, floods, riots, fires, explosions, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared), armed hostilities or other national or international calamity, action or inaction by, or request of, any Governmental Body (including any Legal Requirement), strikes, labor stoppages or slowdowns or other industrial disturbances, acts of terrorism and failure or interruption of networks or energy sources.

“Merger Agreement” means the Agreement and Plan of Merger and Reorganization, dated December 18, 2019, by and among Everest, Newco, Athena and Athena Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Athena.

“Newco Provider” means Newco or a Provider that is a member of the Newco Group.

“Provider” means the Party or its Affiliates providing a Service, an Additional Service or access to a Facility or an Additional Facility under this Agreement.

“Provider Indemnitees” means, if the Provider is a member of the Everest Group, each of the Everest Indemnitees, and if the Provider is a member of the Newco Group, each of the Newco Indemnitees.

“Recipient” means the Party to whom a Service, an Additional Service or access to a Facility or an Additional Facility is being provided under this Agreement.

“Recipient Indemnitees” means, if the Recipient is a member of the Everest Group, each of the Everest Indemnitees, and if the Recipient is a member of the Newco Group, each of the Newco Indemnitees.

“Virus(es)” means any computer instructions (i) that have a material adverse effect on the operation, security or integrity of a computing telecommunications or other digital operating or processing system or environment, including without limitation, other programs, data, databases, computer libraries and computer and communications equipment, by altering, destroying, disrupting or inhibiting such operation, security or integrity; (ii) that without functional purpose, self-replicate without manual intervention; or (iii) that purport to perform a useful function but which actually perform either a destructive or harmful function, or perform no useful function and utilize substantial computer, telecommunications or memory resources.

(c)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accessing Group	Section 2.09(a)
Additional Amount	Section 3.02(b)
Additional Facilities	Section 2.04(b)
Additional Services	Section 2.04(a)
Agreement	Preamble
Closing Date	Preamble
Everest	Preamble
Everest Provided Facilities	Section 2.02(a)
Everest Provided Services	Section 2.01(a)
Everest Transition Manager	Section 7.03(a)(ii)
Facilities	Section 2.02(b)
Newco	Preamble
Newco Provided Facilities	Section 2.02(b)
Newco Provided Services	Section 2.01(b)
Newco Transition Manager	Section 7.03(a)(i)
Party or Parties	Preamble
Provider Competitor	Section 6.01(b)

Term	Section
Provider IP	Section 2.10(b)
Recipient IP	Section 2.10(b)
Required Consents	Section 7.02
Sales and Services Taxes	Section 3.02
Separation Agreement	Recitals
Service Charge or Service Charges	Section 3.01(a)
Services	Section 2.01(b)
Service Term	Section 2.03(a)
Term	Section 6.01
Third Party Provider	Section 2.08

ARTICLE II

SERVICES, ACCESS TO FACILITIES AND DURATION

Section 2.01    Services.

(a)    Subject to the terms and conditions of this Agreement, Everest shall provide (or cause to be provided) to the Newco Group all of the services listed in Schedule 2.01(a) attached hereto (together with any Additional Services to be provided by an Everest Provider, the “Everest Provided Services”).

(b)    Subject to the terms and conditions of this Agreement, Newco shall provide (or cause to be provided) to the Everest Group all of the services listed in Schedule 2.01(b) attached hereto (together with any Additional Services to be provided by a Newco Provider, the “Newco Provided Services”, and collectively with the Everest Provided Services and any Additional Services, the “Services”).

Section 2.02    Access to Facilities.

(a)    Subject to the terms and conditions of this Agreement, Everest shall provide (or cause to be provided) to the Newco Group access to the facilities, equipment, and systems listed in Schedule 2.02(a) attached hereto (the “Everest Provided Facilities”).

(b)    Subject to the terms and conditions of this Agreement, Newco shall provide (or cause to be provided) to the Everest Group access to the facilities, equipment, and systems listed in Schedule 2.02(b) attached hereto (the “Newco Provided Facilities”, and collectively with the Everest Provided Facilities and any Additional Facilities, the “Facilities”).

Section 2.03    Duration of Services and Access to Facilities.

(a)    Subject to Section 6.01 hereof, each of Everest and Newco shall provide or cause to be provided to the respective Recipients each Service or access to each Facility until the expiration of the period set forth next to such Service or Facility on the applicable Schedules hereto or, if no such period is provided with respect to a particular Service or Facility on such Schedules, on the second anniversary of the Closing Date, except and to the extent extended pursuant to Section 6.01 (with respect to each Service or Facility access, the “Service Term”).

(b)    The Recipient may request an extension of the Service Term for any Service or Facilities access, provided, that such extension shall in no event exceed a period of one year from the end of the applicable Service Term (for Services or Facilities access that have an initial Service Term of one year or more), or the period of the initial Service Term (for Services or Facilities access that have an initial Service Term of less than one year). If such a request is made, the Parties shall discuss in good faith the requested scope, duration and other terms of such proposed extension, including any impact on any related interdependent or bundled Services or Facilities access, and (i) provided that the applicable Recipient has been using good faith and diligent efforts to migrate off of or replace such Service or Facilities access prior to the end of the applicable Service Term, the Provider will use commercially reasonable efforts to accommodate any such extension for a period not to exceed six (6) months and (ii) for any requested extension in excess of six (6) months, the Provider may decline to accommodate all or part of such requested extension of the period in excess of six (6) months for any Service or Facilities access in its sole discretion. Any such request by Recipient to extend any Service or Facilities access requires at least (i) forty-five (45) days’ written notice prior to the expiration of the original Service Term for such Service or Facilities access with an original Service Term of less than 12 months or (ii) ninety (90) days’ written notice prior to the expiration of the original Service Term for Services or Facilities access with an original Service Term of 12 months or more; provided, however, that certain Services in Schedule 2.01(a) or (b), as applicable, or Facilities access in Schedule 2.02(a) or (b), as applicable, shall not be eligible for any such extensions or shall require further advance notice (in each case, as specified in Schedule 2.01(a) or (b), or 2.02(a) or (b), as applicable). The fee applicable to any such extended Service Term will be subject to a twenty-five percent (25%) increase over the fees applicable at the end of the original Service Term for such Service or Facilities access, other than to the extent the Parties in their sole discretion agree in writing otherwise, and the Recipient will be responsible for any documented reasonable out-of-pocket costs incurred by the Provider to accommodate any such extension if and to the extent such costs are not already contemplated by the fees applicable to such Service or Facilities access at the end of such original Service Term.

(c)    Notwithstanding the foregoing, to the extent that an Everest Provider’s ability to provide an Everest Provided Service or access to an Everest Provided Facility, as the case may be, is dependent on the continuation of either a Newco Provided Service or access to a Newco Provided Facility, as the case may be, Everest’s obligation to provide, or cause to be provided, such Everest Provided Service or access to such Everest Provided Facility shall terminate automatically with the termination of such supporting Newco Provided Service or access to such supporting Newco Provided Facility; provided, further, to the extent that a Newco Provider’s ability to provide a Newco Provided Service or access to a Newco Provided Facility, as the case may be, is dependent on the continuation of either an Everest Provided Service or access to an Everest Provided Facility, as the case may be, Newco’s obligation to provide, or cause to be provided, such Newco Provided Service or access to such Newco Provided Facility shall terminate automatically with the termination of such supporting Everest Provided Service or access to such supporting Everest Provided Facility.

Section 2.04    Additional Services and Access to Additional Facilities.

(a)    If, within ninety (90) days after the Closing Date, or if later than ninety (90) days after the Closing Date, by the end of the first full financial quarter after the Closing Date, Everest or Newco (or the Everest Transition Manager or Newco Transition Manager, as applicable) identifies a service that (i) the Everest Group (or a third Person on behalf of the Everest Group) provided to the Newco Group during the one-year period prior to the Closing Date that the Newco Group reasonably needs in order for the Newco Business to continue to operate, and such service was not included in Schedule 2.01(a), and that Everest or its controlled Affiliates are, and Newco and its Affiliates are not, in a reasonable position to provide or procure or (ii) the Newco Group (or a third Person on behalf of the Newco Group) provided to the Everest Group during the one-year period prior to the Closing Date that the Everest Group reasonably needs in order for the Everest Group to continue to operate the Everest Retained Business, and such service was not included in Schedule 2.01(b), and that Newco or its Affiliates (or such third Person) are, and Everest and its controlled Affiliates (or such third Person) are not, in a reasonable position to provide or procure then, in each case, Newco or Everest (as applicable) shall, subject to Section 2.04(c), use commercially reasonable efforts to provide, or cause to be provided, such requested services (such additional services, the “Additional Services”); provided, however, that certain Services as specified and set forth in Schedule 2.01(a) or (b), as applicable, shall not be eligible to become an Additional Service unless otherwise agreed in writing by the Parties.

(b)    If, within ninety (90) days after the Closing Date, Everest or Newco identifies access to additional facilities, equipment or systems that (i) the Everest Group (or a third Person on behalf of the Everest Group) provided to the Newco Group during the one year period prior to the Closing Date that the Newco Group reasonably needs in order for the Newco Business to continue to operate, and such access was not included in Schedule 2.02(a), and that Everest or its controlled Affiliates are, and Newco and its Affiliates are not, in a reasonable position to provide or procure or (ii) the Newco Group (or a third Person on behalf of the Newco Group) provided to the Everest Group during the one-year period prior to the Closing Date that the Everest Group reasonably needs in order for the Everest Retained Business to continue to operate, and such access was not included in Schedule 2.02(b), and that Newco or its Affiliates (or such third Person) are, and Everest and its controlled Affiliates (or such third Person) are not, in a reasonable position to provide or procure then, in each case, Newco and Everest shall, subject to Section 2.04(c), use commercially reasonable efforts to provide such requested access (such additional facilities, equipment and systems, the “Additional Facilities”); provided, however, that certain facilities, equipment and systems as specified and set forth in Schedule 2.02(a) or (b), as applicable, shall not be eligible to become an Additional Facility unless otherwise agreed in writing by the Parties.

(c)    The Parties shall amend the appropriate Schedule in writing to include such Additional Services or access to Additional Facilities, including (i) the termination date with respect to such Additional Services or access to Additional Facilities, which, for clarity, shall be no later than the end of the last to expire Service Term (as contemplated on the date hereof) and (ii) the monthly fees for such Additional Services or access to Additional Facilities, which shall be determined by the Parties on a basis consistent with the methodology for determination of the Service Charges (including any predetermined increases) initially included in the Schedules (generally, cost plus 5%). Upon such amendment of the appropriate Schedule, such Additional Services or access to Additional Facilities shall be deemed Services or access to Facilities, respectively, hereunder, and accordingly, the Party requested to provide such Additional Services or access to Additional Facilities shall provide such Additional Services or access to Additional Facilities, or cause such Additional Services or access to Additional Facilities to be provided, in accordance with the terms and conditions of this Agreement.

Section 2.05    Exception to Obligation to Provide Services or Access to Facilities. Notwithstanding anything in this Agreement to the contrary, including Everest’s and Newco’s obligations set forth in Section 2.01 hereof, the relevant Providers shall not be obligated to (and neither Everest nor Newco shall be obligated to cause any Provider to) provide any Services or access to any Facilities if the provision of such Services or access to such Facilities would (i) violate any Legal Requirement, (ii) result in breach of any Contract to which Everest, Newco, any of Everest’s or Newco’s Affiliates or any of the Providers are subject, or (iii) if the applicable Required Consent was not obtained (other than as a result of a Provider’s bad faith); provided, however, that Everest and Newco shall comply with Section 7.02 in obtaining any Consents necessary to provide such Services or access to such Facilities. In the event the provision of such Services or access to any Facilities would violate any Legal Requirement, any code of conduct or any Contract to which Everest, Newco, any of Everest’s or Newco’s Affiliates are subject, the Parties agree to use commercially reasonable efforts to supplement, modify, substitute or otherwise alter the Services or access to the Facilities, such that they can be provided in a manner that does not result in such violation; provided, however, that such supplement, modification, substitution or alteration shall not be unduly burdensome to Provider and reasonable adjustments to the associated Service Charges are made to the extent such supplement, modification, substitution or alteration increases the costs to Provider to provide such modified Services or access to Facilities.

Section 2.06    Standard of the Provision of Services or Access to Facilities. The provision of Services and access to Facilities shall be provided in the manner and at a level, volume, availability and scope substantially consistent with that provided by the Providers immediately preceding the Closing Date. All of the Everest Provided Services and Everest Provided Facilities shall be for the sole use and benefit of Newco Group to the extent relating exclusively to the Newco Assets, and all of the Newco Provided Services and Newco Provided Facilities shall be for the sole use and benefit of the Everest Group to the extent relating exclusively to the Everest Retained Assets.

Section 2.07    Change in Services or Access to Facilities. The Providers may from time to time supplement, modify, substitute or otherwise alter the Services provided and access to the Facilities (i) reasonably and in a manner that does not materially adversely affect the quality or availability of Services or access to the Facilities or increase the cost of using such Services or accessing such Facilities or (ii) to the extent that such supplements, modifications, substitutions or alterations are generally applicable to services provided, or facilities operated, by the relevant Provider that are similar to the Services and access to the Facilities provided by such Provider hereunder. In addition, a Recipient may from time to time request adjustments to the scope or other terms of a Service, and the Provider will discuss and consider in good faith such requested change, including any potential impact on any related interdependent or bundled Services and appropriate adjustments to the relevant fees; provided, however, that Provider may decline to accommodate all or any part of any such requested adjustment to Services or access to Facilities in its sole reasonable discretion.

Section 2.08    Subcontractors. A Provider may designate any (1) Affiliate of the Provider or (2) other qualified Person (such other qualified Person, a “Third Party Provider”) to provide the applicable Services or access to Facilities and upon designating any Third Party Provider to perform Services or provide access to Facilities having expected Service Charges greater than $5,000 per month, will use commercially reasonable efforts to provide notice thereof to Recipient; provided, however, that (a) no notice shall be required for (i) designation of any Affiliate, or (ii) designation of a Third Party Provider which was providing the relevant Services or Facilities access prior to the Closing Date (or a third Person who is capable of providing and required to provide the Services or Facilities access in substantially the same manner and to the same standard as the Third Party Provider), or has been engaged by Provider to provide equivalent services to its or its Affiliates’ own businesses and (b) the designating Provider shall in all cases remain primarily responsible for all of its obligations hereunder with respect to the Services provided by such Affiliate or Third Party Provider.

Section 2.09    Electronic Access.

(a)    To the extent that the performance or receipt of Services or access to Facilities hereunder requires access to a Group’s intranet or other internal systems by the other Group (the “Accessing Group”), the Party whose Group intranet or other internal systems is being accessed shall provide or cause to be provided limited access to such systems solely for the purpose of, as applicable, providing or receiving the Services or accessing the Facilities, subject to policies, procedures and limitations to be determined by such Party from time to time. From and after the Closing Date, a Party shall cause its Accessing Group to comply with all reasonable security guidelines (including physical security, network access, internet security, confidentiality and personal data security and privacy guidelines and other similar policies) provided in writing to such Party.

(b)    While Services and access to Facilities are being provided hereunder, the Parties shall take commercially reasonable measures to ensure that no Virus or similar items are coded or introduced into the Services or Facilities. With respect to Services or access to Facilities provided by third parties, compliance with the applicable agreement with such third party shall be deemed sufficient commercially reasonable measures. If a Virus is found to have been introduced into any Services or Facilities, (i) the Party that discovers the Virus shall promptly notify the other Party and (ii) the Parties shall use commercially reasonable efforts to cooperate and to diligently work together and with each Provider providing the Services or access to Facilities to remediate the effects of the Virus.

(c)    The Parties shall, and shall cause their respective Providers to, exercise reasonable care in providing, accessing and using the Services and Facilities to prevent access to the Services and Facilities by unauthorized Persons.

Section 2.10    Title to Intellectual Property.

(a)    Except as expressly provided in Section 2.11, each Recipient acknowledges that neither it nor any Affiliate or other member of its Group) shall acquire any right, title or interest (including any license rights or rights of use) in any Intellectual Property which is owned or licensed by any Provider (or any of its Affiliates or other members of its Group) or any third party (including all derivative works, modifications and enhancements thereof), if applicable, by reason of the provision of the Services or access to the Facilities. The Parties hereby reserve all rights, title and interest in and to their respective Intellectual Property not expressly licensed to the other Party under Section 2.11, and nothing in this Agreement shall be construed as granting (by implication, estoppel or otherwise) or giving rise to any other assignment, transfer, grant, license, immunity or authorization of any kind.

(b)    Any Intellectual Property created by or on behalf of a Provider (or any of its Affiliates or other members of its Group) as a result of or in the course of providing the Services shall be owned (i) by Recipient to the extent it exclusively relates to the Recipient’s Business or is created specifically for the Recipient’s Business (“Recipient IP”), and (ii) by Provider to the extent it is not Recipient IP (“Provider IP”). Provider hereby assigns all right, title and interest in the Recipient IP to Recipient, and shall do all things reasonably requested by Recipient to give effect to such assignment. Provider hereby grants to Recipient a royalty-free, fully paid-up, non-exclusive, worldwide, sublicensable and transferable license in, to and under all Provider IP, solely to the extent reasonably necessary to receive and use the Services hereunder.

Section 2.11    License to Intellectual Property. Each Party hereby grants to the other Party a non-exclusive, fully paid-up, royalty-free, non-transferable (except as set forth in Section 9.05), worldwide license to the Intellectual Property owned or licensable (without further payment or obligation) by such granting Party and such Party’s Affiliates, solely for the purpose of, as applicable, providing or receiving the Services, in each case, as set forth in and in accordance with this Agreement. A Provider may sublicense the rights granted to it under this Section 2.11 only to Affiliates or subcontractors of Provider. A Recipient may sublicense the rights granted to it under this Section 2.11 only to Affiliates or alternative service providers of Recipient.

Section 2.12    Professional Advice or Opinions. Without limiting the standards required of Provider pursuant to Section 2.06, it is not the intent of any Provider to render, nor of any Recipient to receive from any Provider, professional advice or opinions, whether with regard to tax, legal, regulatory, compliance, treasury, finance, employment or other business and financial matters, technical advice, whether with regard to information technology or other matters, or the handling of or addressing environmental matters. No Recipient shall rely on, or construe, any Service provided by or on behalf of any Provider as such professional advice or opinions or technical advice, and Recipients shall seek all third-party professional advice and opinions or technical advice as they may desire or need independently of this Agreement.

ARTICLE III

COSTS AND DISBURSEMENTS

Section 3.01    Costs and Disbursements.

(a)    Each Recipient (or its designee) shall pay to the Provider (or its designee), in consideration for providing or causing to be provided the applicable Service or Facility access, a monthly fee for such Service or Additional Service or access to such Facility or Additional Facility as set forth in the applicable Schedule hereto (each such monthly fee attributable to a specific Service or Facility access, a “Service Charge” and, collectively, the “Service Charges”); provided, however, that a Service Charge for a Service or Facility provided or made available hereunder for less than a full month shall be prorated for the portion of such month provided or made available. During the Service Term, the amount of a Service Charge for any Services or access to Facilities shall not increase or decrease, except to the extent that there is an increase or decrease after the Closing Date in the costs actually incurred by the Provider in providing such Services or access to Facilities of more than $5,000 per month, in which case Provider shall provide Recipient at least thirty (30) days’ prior written notice in reasonable detail describing such change and, at the request of Recipient, engage in a good faith discussion with Recipient in regards thereto (which discussion shall take place between the Everest Transition Manager and Newco Transition Manager). Any such requested changes in Service Charges shall be substantiated with documentation in reasonable detail substantiating such change in the Service Charges, and the Service Charges will be revised accordingly, but the adjusted Service Charge amount shall in all cases represent Provider’s actual cost for the provision thereof plus an amount equal to five percent (5%) of such cost unless otherwise mutually agreed in writing by the Parties. If Provider ceases to perform any particular Service or access to Facilities pursuant to a request made by Recipient under Section 2.03 or Section 6.02 and Provider is no longer incurring a cost for such Services or access to Facilities, the applicable monthly Service Charge shall be reduced to an amount equal to the Service Charges for those Services that are still being provided or Facilities that are still being accessed, beginning the calendar month following such cessation. If the Parties are unable to agree upon the applicable reduction in Service Charges for the applicable reduced Services or Facilities access, then Provider shall determine in good faith such reduction and, upon the written request of Recipient, furnish to Recipient reasonable detail substantiating such proposed reduction.

(b)    In addition, the Recipients shall reimburse the Providers for all incremental costs and expenses reasonably incurred from time to time by any Provider that are attributable to or resulting from the provision of Services to the Recipient to the extent not expressly included in a Service Charge, including out-of-pocket and travel-related costs and expenses.

(c)    Each of Everest and Newco (or their designees), as applicable, shall pay to the other Party (or its designees) on or prior to the first (1st) day of each month by wire transfer, the base monthly fee for the Services performed (or access to Facilities granted) by the other Party in the immediately preceding month (as such base monthly fee is set forth in the applicable Schedule), and deliver invoices to the parent company of the other Party (or its designees) for the Service Charges and related costs and expenses due under this Agreement for each calendar quarter of the Term, which invoices shall be delivered on or prior to the 30th day following the end of each calendar quarter during the Term. To the extent the quarterly invoiced amount exceeds the aggregate base monthly payments made to such Party during such quarter, each of Everest or Newco (or their designees) shall pay, or cause to be paid, the balance by wire transfer of immediately available funds to the other Party (or its designees) within 30 days of the date of such invoice. To the extent the amount of the aggregate base monthly payments made for a quarter exceeds the quarterly invoiced amount, each of Everest or Newco (or their designees) shall reimburse the other Party the balance of the aggregate base monthly payments paid in excess of the quarterly invoiced amount. If Everest or Newco (or their designees), as applicable, fails to pay such amount by such date, such Party shall be obligated to pay to the other Party providing, or causing to be provided, the Services and access to the Facilities, in addition to the amount due, interest on such amount at a rate per annum equal to 10%, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment. Upon Recipient’s reasonable request, Provider shall provide additional, commercially reasonable details regarding the Service Charges or invoices, to the extent not already included in the applicable invoice or Schedule hereto.

Section 3.02    Taxes.

(a)    The Service Charges and related costs and expenses do not include any taxes assessed on the provision of the Services or access to the Facilities. All sales, use, transfer, value-added, goods or services Taxes or similar Taxes (other than gross-receipts based Taxes) (“Sales and Services Taxes”) imposed or assessed on the provision of the Services or access to the Facilities, together with all interest and penalties related thereto (solely to the extent such interest or penalties are related to the actions or inactions of the Recipient), shall be the responsibility of the applicable Recipient; provided, the Provider shall cooperate with the Recipient and take any reasonably requested action in order to minimize any Sales and Services Taxes imposed on the sale of the Services or access to the Facilities, including timely providing resale or other applicable Tax exemption certificates or other documentation necessary to support Tax exemption.

(b)    In the event that applicable Legal Requirement requires that an amount in respect of any Taxes, levies or charges be withheld from any payment by the Recipient to the Provider under this Agreement, the amount payable to the Provider shall be increased (such increase, an “Additional Amount”) as necessary so that, after the Recipient has withheld amounts required by applicable Legal Requirement, the Provider receives an amount equal to the amount it would have received had no such withholding been required, (subject to Section 3.02(c) below), and the Recipient shall withhold such Taxes, levies or charges and pay such withheld amounts over to the applicable tax authority in accordance with the requirements of the applicable Legal Requirement and provide the Provider with a receipt confirming such payment. However, no such Additional Amounts shall be payable if the withholding from a payment arises as a result of the Provider changing the entity providing the Services or the jurisdiction from which the Services are performed. The Provider shall reasonably cooperate with the Recipient to determine whether any such deduction or withholding applies to the Services, and if so, shall further cooperate to minimize applicable withholding Taxes. Notwithstanding the foregoing, prior to executing this Agreement, each Party shall provide to the other Party any certification reasonably necessary to certify a Party’s eligibility (if any) for applicable treaty benefit or to otherwise properly reduce a Party’s withholding obligations.

(c)    Where a Tax credit is available in the jurisdiction in which the Provider is resident and this credit is available to offset any withholding Tax charged as provided in Section 3.02(b) above so that the Provider does not suffer any additional Tax cost as a result of any amounts withheld, then no such increase to the invoiced amount is required.

Section 3.03    No Right to Set-Off. Each of Everest or Newco, as applicable, shall pay the full amount of Service Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to the other Party under this Agreement, on account of any obligation owed by the other Party to Everest or Newco, as applicable, under this Agreement, the Separation Agreement or any other Ancillary Agreement that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing; provided, however, that Everest or Newco, as applicable, shall be permitted to assert a set-off right with respect to any obligation that has been so finally adjudicated, settled or otherwise agreed upon by the Parties in writing against amounts owed by the other Party under this Agreement.

ARTICLE IV

WARRANTIES AND COMPLIANCE

Section 4.01    Disclaimer of Warranties. Except as expressly set forth herein, the Parties acknowledge and agree that the Services and Facilities are provided as-is, that the Recipients assume all risks and Liability arising from or relating to its use of and reliance upon the Services and the Facilities and each Party and their respective Providers make no representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY AND THEIR RESPECTIVE PROVIDERS HEREBY EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES AND THE FACILITIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES AND FACILITIES FOR A PARTICULAR PURPOSE.

Section 4.02    Compliance with Legal Requirements and Regulations. Each Party hereto shall be responsible for its own compliance with any and all Legal Requirements applicable to its performance under this Agreement. FOR THE AVOIDANCE OF DOUBT AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH PARTY EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED OBLIGATION OR WARRANTY OF THE SERVICES THAT COULD BE CONSTRUED TO REQUIRE PROVIDER TO DELIVER SERVICES HEREUNDER IN SUCH A MANNER TO ALLOW A RECIPIENT TO ITSELF COMPLY WITH ANY LEGAL REQUIREMENT APPLICABLE TO THE ACTIONS OR FUNCTIONS OF SUCH RECIPIENT OR ANY RECIPIENT ENTITIES.

ARTICLE V

LIABILITY AND INDEMNIFICATION

Section 5.01    Limitation on Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY NOR ANY OF THEIR AFFILIATES SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE UNDER AND IN CONNECTION WITH THIS AGREEMENT TO THE OTHER PARTY OR ANY OF THEIR AFFILIATES FOR ANY CONSEQUENTIAL DAMAGES (EXCEPT WITH RESPECT TO CONSEQUENTIAL DAMAGES ARISING FROM WILLFUL MISCONDUCT OF A PARTY OR ITS AFFILIATES) OR ANY SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, BUSINESS INTERRUPTION LOSSES, LOSS OF PROFITS, LOSS OF REVENUE, LOSS OF GOODWILL AND DIMINUTION IN VALUE, WHETHER CAUSED BY BREACH OF THIS AGREEMENT OR OTHERWISE AND WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 5.02    Indemnification by Recipients. Recipients shall indemnify, defend and hold harmless the Provider Indemnitees from and against any and all Indemnifiable Losses of the Provider Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with the provision of (or failure to provide) the Services and access to the Facilities (whether or not allegedly arising out of contract, tort (including negligence or strict liability) or otherwise), or in connection with the defense of any Action related to such activities; provided, however, that a Provider Indemnitee shall not be entitled to recover any Indemnifiable Losses caused by or resulting from the applicable Provider Indemnitee’s material breach of this Agreement, gross negligence, willful misconduct or fraud in providing any of the Services provided or to be provided by or on behalf of Provider pursuant to this Agreement.

Section 5.03    Indemnification by Providers. Providers shall indemnify, defend and hold harmless the Recipient Indemnitees from and against any and all Indemnifiable Losses of the Recipient Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with the provision of (or failure to provide) the Services and access to the Facilities (whether or not allegedly arising out of contract, tort (including negligence or strict liability) or otherwise), but only to the extent such Indemnifiable Losses result from Provider’s (a) material breach of this Agreement or (b) gross negligence or willful misconduct in providing any Services or access to Facilities pursuant to this Agreement; provided, however, that the maximum aggregate liability (whether or not allegedly arising out of contract, tort (including negligence or strict liability) or otherwise) of the Everest Providers or the Newco Providers, as the case may be, to Recipients for Indemnifiable Losses hereunder shall not exceed the sum of the aggregate of all Service Charges paid and payable by Recipients to the Everest Providers or the Newco Providers, as the case may be, with respect to (and prior to provision of (or failure to provide)) the Services or access to the Facilities giving rise to the Indemnifiable Losses.

Section 5.04    Exclusivity. The indemnification obligations set forth in this Article V are the exclusive indemnification obligations and the sole and exclusive monetary remedy with respect to the matters addressed in this Article V.

Section 5.05    Procedures. The provisions of Section 4.4 and Section 4.5 of the Separation Agreement are incorporated herein by reference, mutatis mutandis, and shall govern any claims for indemnification hereunder.

ARTICLE VI

TERMINATION

Section 6.01    Term; Termination.

(a)    The term of this Agreement shall commence immediately upon the Effective Date and terminate upon the earlier of (i) the expiration of the last to expire Service Term (including as may be extended pursuant to Section 2.03(b)), or (ii) the mutual written agreement of the Parties to terminate this Agreement in its entirety, in each case, unless earlier terminated under this Section 6.01 (the “Term”).

(b)    Notwithstanding Section 2.02, this Agreement may be terminated (i) in its entirety or with respect to one or more Services by mutual written agreement of the Parties, or (ii) by a Party in its entirety or with respect to one or more Services or Facilities: (A) if the other Party is in material breach of this Agreement and such breach is not corrected within thirty (30) days of a written notice from the non-breaching Party; (B) if the other Party fails to pay any outstanding Service Charge or related cost or expense due hereunder and such failure is not corrected within thirty (30) days of a written notice from the terminating Party, except to the extent any part of an outstanding Service Charge or related cost or expense is not paid due to a good faith dispute of such Service Charge or related cost or expense; or (C) immediately upon written notice to a Recipient if the Recipient (1) files for bankruptcy, becomes or is declared insolvent, or is the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency, or the appointment of a receiver or similar officer, or makes an assignment for the benefit of all or substantially all of its creditors, or (2) undergoes a direct or indirect change of control in which the new direct or indirect controlling party is a Provider Competitor without obtaining Provider’s prior written consent. For purposes of the foregoing provision, a “change of control” means the direct or indirect sale of all or substantially all of the assets of a Party, any merger, consolidation or acquisition of a Party with, by or into another Person, or any direct or indirect change in the ownership of more than fifty percent (50%) of the voting capital stock or equity, or power to appoint or elect more than 50% of the members of the board of directors or similar governing body, of a Party in one or more related transactions, and “Provider Competitor” means any Person that manufactures, markets or sells products or services of the same or similar nature to products or services as are manufactured, marketed or sold by Provider or its Affiliates to the same or similar types of customers as of the Closing Date.

(c)    Without prejudice to any rights with respect to a Force Majeure, a Recipient may from time to time terminate this Agreement with respect to any Service or access to any Facility, in whole but not in part, effective at the end of a calendar quarter for any reason or no reason: (i) upon providing at least sixty (60) days’ written notice to the Provider’s Newco Transition Manager or Everest Transition Manager, as applicable, of such termination with respect to any Service or Facility with an original duration of less than 12 months or (ii) upon providing at least ninety (90) days’ written notice to the Provider’s Newco Transition Manager or Everest Transition Manager, as applicable, of such termination with respect to any Service or Facility with an original duration of 12 months or more, provided that (A) all related interdependent or bundled Services or access to Facilities provided to such Recipient must also be terminated at such time and (B) such Recipient shall reimburse the Provider for all reasonable costs and expenses incurred by the Provider to accommodate such early termination (including any early termination fees incurred with respect to third-party contracts).

Section 6.02    Effect of Termination.

(a)    Upon termination of any Service or access to any Facility pursuant to this Agreement, the Provider of the terminated Service or access to the Facility or its Affiliate shall have no further obligation to provide the terminated Service or access to the Facility, and Everest or Newco, as applicable, shall have no obligation to pay any Service Charges relating to any such Service or access to such Facility; provided that Everest or Newco, as applicable shall remain obligated to the other Party for the Service Charges owed and payable in respect of Services or access to Facilities provided prior to the date of termination. In connection with termination of any Service or access to any Facility, the provisions of this Agreement not relating solely to such terminated Service or access to such Facility shall survive any such termination.

(b)    In connection with a termination of this Agreement, Article I, Article IV, Article V, this Article VI, Article VII, Article VIII, Article IX and Liability for all due and unpaid Service Charges shall continue to survive indefinitely.

Section 6.03    Force Majeure.

(a)    No Party (or any Person acting on its behalf) shall have any Liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided that such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause, and if the Provider is the Party so prevented then the Recipient shall not be obligated to pay the Service Charge for a Service or Facility to the extent and for so long as such Service or Facility is not made available to the Recipient hereunder as a result of such Force Majeure.

(b)    During the period of a Force Majeure, the Recipient shall be entitled to seek an alternative service provider at its own cost with respect to such Services or access to such Facilities and Everest or Newco, as applicable, shall be entitled to permanently terminate such Services or access to such Facilities (and shall be relieved of the obligation to pay Service Charges for the provision of such Services or access to such Facilities throughout the duration of such Force Majeure or, in the event of such permanent termination, thereafter) if a Force Majeure shall continue to exist for more than fifteen (15) consecutive days.

ARTICLE VII

MANAGEMENT AND CONTROL

Section 7.01    Cooperation.

(a)    During the Term, each Party shall, and shall cause its Affiliate Recipients to, use its commercially reasonable efforts to cooperate with the relevant Provider and its Affiliates with respect to such Provider providing the Services and access to the Facilities and responding to such Provider’s reasonable requests for information related to the functionality or operation of the Services and Facilities. The Parties acknowledge and agree that general cooperation and information sharing of a de minimis nature (i.e., only with respect to activities of a short duration of less than one month and involving less than 10% of the time of a full-time employee during such period), under this Section 7.01 shall be provided by a Party without cost or expense to the other Party. Except as contemplated by Section 2.05 or 2.07, neither Party nor any of its Affiliates shall knowingly take any action which would substantially interfere with or substantially increase the cost of the other Party providing (or causing to be provided) any of the Services or access to the Facilities. After the Closing Date, each Party and its Affiliates shall use its commercially reasonable efforts to enable the other Party or its Affiliates to provide the Services and access the Facilities as soon as possible after the Closing Date. Without limiting the foregoing, each Party shall provide the relevant Provider with reasonable access (during reasonable business hours) to (i) records reasonably necessary for the provision of the Services and access to the Facilities; and (ii) the relevant Party’s personnel and facilities reasonably necessary for the purpose of training and consultation with respect to the Services and access to Facilities.

(b)    To the extent the Parties or a member of their respective Group have entered into any third-party Contracts in connection with any of the Services or access to the Facilities, the Recipients shall comply with the terms of such agreement to the extent the Recipients or their Newco Transition Manager or Everest Transition Manager, as applicable, have been informed of such terms.

Section 7.02    Required Consents. Each Party shall use commercially reasonable efforts to obtain any and all third-party Consents necessary or advisable to allow the relevant Provider to provide the Services and access to the Facilities (the “Required Consents”); provided, however, that any additional or incremental fees or other costs of obtaining, or seeking to obtain, such third-party Consents shall be paid by the Recipient of the provision of such Services and access to such Facilities. Each Party shall provide written evidence of receipt of Required Consents to the other Party upon such other Party’s request. Notwithstanding the foregoing, or anything to the contrary contained herein, no Provider shall be required to provide a Service or access to a Facility to the extent that such Provider does not obtain any Required Consent; provided, however, that the Parties shall cooperate in good faith to find a reasonable alternative to such Services for which such Required Consent cannot be obtained, and the Provider shall use good faith efforts to supplement, modify, substitute or otherwise alter the Services, or access to the Facilities, to provide such Services or access to Facilities without such Required Consent (and the Recipient shall be responsible for paying any increase in Service Charges resulting therefrom, calculated in a manner consistent with that for determining Service Charges upon a change in cost pursuant to Section 3.01(a)).

Section 7.03    Primary Points of Contact for Agreement.

(a)    Appointment and Responsibilities. Each Party shall appoint an individual to act as the primary point of operational contact for the administration and operation of this Agreement, as follows:

(i)    The individual appointed by Newco as the primary point of operational contact pursuant to this Section 7.03(a) (the “Newco Transition Manager”) shall have overall responsibility for coordinating, on behalf of Newco, all activities undertaken by Newco and its Providers, Affiliates and Representatives hereunder, including the performance of Newco’s obligations hereunder, the coordinating of the provision of the Newco Provided Services and access to the Newco Provided Facilities with Everest, acting as a day-to-day contact with Everest Transition Manager and making available to Everest the data, facilities, resources and other support services from Newco required for Everest Providers to be able to provide the Everest Provided Services and access to the Everest Provided Facilities in accordance with the requirements of this Agreement. Newco may change Newco Transition Manager from time to time upon written notice to Everest. Newco shall use commercially reasonable efforts to provide at least thirty (30) days prior written notice of any such change.

(ii)    The individual appointed by Everest as the primary point of operational contact pursuant to this Section 7.03(a) (the “Everest Transition Manager”) shall have overall operational responsibility for coordinating, on behalf of Everest, all activities undertaken by Everest and its Providers, Affiliates and Representatives hereunder, including the performance of Everest’s obligations hereunder, the coordinating of the provision of the Everest Provided Services and access to the Everest Provided Facilities with Newco, acting as a day-to-day contact with Newco Transition Manager and making available to Newco the data, facilities, resources and other support services from Everest required for Newco Providers to be able to provide the Newco Provided Services and access to the Newco Provided Facilities in accordance with the requirements of this Agreement. Everest may change Everest Transition Manager from time to time upon written notice to Newco. Everest shall use commercially reasonable efforts to provide at least thirty (30) days prior written notice of any such change.

(b)    Review Meetings. Everest Transition Manager and Newco Transition Manager shall meet either in-person at a mutually acceptable location or via telephone or video conference at least monthly to review Everest’s and Newco’s provision of the Services and access to the Facilities as required under this Agreement.

Section 7.04    Provider Personnel.

(a)    The Provider of any Service or access to any Facility shall make available to the Recipient of such Service or access to such Facility such personnel as may be reasonably necessary to provide such Service, in accordance with such Provider’s standard business practices. The Provider shall have the right to (i) designate which personnel it will assign to perform such Service, and (ii) remove and replace such personnel at any time.

(b)    The Provider of any Service or Facility access shall be solely responsible for all salary, employment and other benefits of and Liabilities relating to the employment of persons employed by such Provider. In performing their respective duties hereunder, all such employees and representatives of any Provider shall be under the direction, control and supervision of such Provider, and such Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

Section 7.05    No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any party acting as an agent of another unaffiliated party in the conduct of such other party’s business. A Provider of any Service or access to any Facility hereunder shall act as an independent contractor and not as the agent of the Recipient or its Affiliates in performing such Service or providing access to such Facility. No partnership, joint venture, alliance, fiduciary or any relationship other than that of independent contractors is created hereby, expressly or by implication. The Parties’ respective rights and obligations hereunder shall be limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.

ARTICLE VIII

CONFIDENTIAL INFORMATION

Section 8.01    Treatment of Confidential Information. The provisions of Section 5.6 of the Separation Agreement are incorporated herein by reference, mutatis mutandis, and shall govern the treatment of Confidential Information hereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.01    Certain Provisions Incorporated by Reference; Precedence. The provisions of Article VII, Sections 8.1, 8.6, 8.9, 8.11, 8.14, 8.15 and 8.19 (other than Sections 8.19(b) and 8.19(j)) of the Separation Agreement are hereby incorporated by reference mutatis mutandis. The provisions of Article VII and Section 8.14 of the Separation Agreement shall govern any Dispute under or in connection with this Agreement. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event of any conflict between this Agreement and the Tax Matters Agreement, the terms and conditions of the Tax Matters Agreement shall govern.

Section 9.02    Notices. All notices, requests, demands and other communications under this Agreement shall be in English, shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the U.S. return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two (2) Business Days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Eastern Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Eastern Time and receipt is confirmed, on the following Business Day; or (e) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as a Party shall provide by like notice to the other Party to this Agreement:

if to Newco:

Apergy Corporation

2445 Technology Forest Blvd., 12th Floor

The Woodlands, TX 77381

Attn: General Counsel

Email: general.counsel@apergy.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn:     Michael J. Aiello

             Sachin Kohli

Email:   michael.aiello@weil.com

    sachin.kohli@weil.com

Fax:      (212) 310-8007

if to Everest:

c/o Ecolab Inc.

1 Ecolab Place

Saint Paul, MN 55102

Attn: General Counsel

Email: generalcounsel@ecolab.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Attn:     Charles W. Mulaney, Jr.

             Richard C. Witzel, Jr.

155 N. Wacker Drive, Suite 2700

Chicago, IL 60606

Email:  charles.mulaney@skadden.com

             rich.witzel@skadden.com

Fax:     (312) 407-0411

Section 9.03    Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, and without prejudice to either Party’s rights under Section 6.01(a), this Agreement shall be assignable to (i) an Affiliate of a Party, or (ii) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party to this Agreement; provided, however, that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 9.03 shall release the assigning Party from Liability for the full performance of its obligations under this Agreement.

Section 9.04    Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 9.05    Payment Terms. Without the consent of the Party receiving any payment under this Agreement specifying otherwise, and except as otherwise specified in the

Schedules attached hereto, all payments to be made under this Agreement shall be made in US Dollars. Except as expressly provided herein, any amount which is not expressed in US Dollars shall be converted into US Dollars by using the exchange rate published on Bloomberg at 5:00 pm Eastern Standard time (EST) on the day before the relevant date or in the Wall Street Journal on such date if not so published on Bloomberg.

Section 9.06    Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties, Athena, and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.07    Schedules. The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 9.08    Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

ECOLAB INC.

By:
Name:
Title:

CHAMPIONX HOLDING INC.

By:
Name:
Title: